                                                                   OMB APPROVAL

                                                      OMB Number:3235-0145
                                                      Expires:  August 31, 1999
                                                      Estimated average burden
                                                      hours per form 14.90

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. 2)


                       TRANSACTION NETWORK SERVICES, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                                  COMMON STOCK
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    893414102
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                DECEMBER 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                               [_X_] Rule 13d-1(b)
                               [___] Rule 13d-1(c)
                               [___] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

SEC 1745 (3-98)                                           Page  1  of  6  pages

-----------------------------                      -----------------------------
CUSIP No. 893414102               SCHEDULE 13G       Page  2  of  6  Pages
--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSONS
     IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     FRONTIER CAPITAL MANAGEMENT CO., INC.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) [ ]
     (See Instructions)                                                (b) [ ]
--------------------------------------------------------------------------------
3    SEC USE ONLY

--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
                            5     SOLE VOTING POWER

                                  670,720
    NUMBER OF               ----------------------------------------------------
     SHARES                 6     SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                      None
     EACH                   ----------------------------------------------------
   REPORTING                7     SOLE DISPOSITIVE POWER
     PERSON
      WITH                        670,720
                            ----------------------------------------------------
                            8     SHARED DISPOSITIVE POWER
                                  None
--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     670,720
--------------------------------------------------------------------------------
10   CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
     (See Instructions)                                                 [ ]
--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     5.0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (See Instructions)

     IA
================================================================================

CUSIP No.                            13G                 Page  3  of  6  Pages
893414102

ITEM 1.

     (a)  Name of Issuer:
TRANSACTION NETWORK SERCICES, INC.

     (b)  Address of Issuer's Principal Executive Offices:
1939 ROLAND CLARKE PLACE
SUITE 405
RESTON, VA  20191

ITEM 2.

     (a)  Name of Person Filing:
FRONTIER CAPITAL MANAGEMENT CO. INC.

     (b)  Address of Principal Business Office:
99 SUMMER STREET, BOSTON, MA  02110

     (c) Citizenship:

DELAWARE

     (d)  Title of Class of Securities:
COMMON STOCKS

     (e)  CUSIP Number:
893414102

CUSIP No.                             13G                  Page  4  of  6  Pages
893414102

ITEM 3. If this statement is filed pursuant to rule 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78c).

          (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C.
                   78c).

          (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

          (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

          (e) [X] An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E).

          (f) [ ] An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

          (g) [ ] A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

          (h) [ ] A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

          (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

          (j)  [ ] Group, in accordance with section 240.13d-1(b)(1)(ii)(J)

CUSIP No.                       13G                       Page  5  of  6  Pages
893414102

ITEM 4.  OWNERSHIP

     (a)  Amount Beneficially Owned:
670,720

     (b)  Percent of Class:
5.0%

     (c)  Number of Shares as to which such person has:
670,720

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [___].

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

FRONTIER CAPITAL MANAGEMENT CO. INC. ("FRONTIER") IS AN INVESTMENT ADVISER REGISTERED UNDER THE INVESTMENT ADVISERS ACT OF 1940. ITS PRINCIPAL BUSINESS IS TO PROVIDE INVESTMENT ADVISORY SERVICES TO INSTITUTIONS AND INDIVIDUALS. THE SHARES TO WHICH THIS STATEMENT RELATES ARE OWNED DIRECTLY BY VARIOUS ACCOUNTS MANAGED BY FRONTIER. SUCH ACCOUNTS HAVE THE RIGHT TO RECEIVE DIVIDENDS FROM, AND THE PROCEEDS FROM THE SALE OF, THE SHARES.

CUSIP No.                           13G                   Page  6  of  6  Pages
893414102

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

ITEM 10.  CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



DATED:                                  By: /s/ J. Kirk Smith
February 11, 1999                           ---------------------------------
                                        Name:   J. KIRK SMITH
                                        Title:  EXECUTIVE VICE PRESIDENT